Exhibit 99

LETTER TO OUR SHAREHOLDERS

Dear fellow shareholders:

This is an exciting time at The Eastern Company.  With a new Chief Executive Officer and new members on our Board of Directors, the Company’s senior leaders and dedicated associates are energized and eager to begin a new chapter in the Company’s history.  We are focused on accelerating value creation for our customers and our shareholders.

Throughout its 158-year history, Eastern has periodically reinvented itself to meet the needs of a changing world.  In each of these new eras, the Company has thrived by staying true to its core mission and core strengths.  Eastern excels when it works closely with its customers to provide uniquely engineered products that meet their design and product specifications.  Our core strengths include our engineering know-how, insight into customer needs, international manufacturing base, and access to a global supplier network.  These advantages have enabled us to consistently deliver significant value to our customers.  For example, we introduced a unique Whale Tail T-handle (the handle appears on the cover of this annual report).  Our Eberhard engineering team developed this value-added design with input from a core customer and support from the Cleveland Institute of Art.

2015 Financial Results
Despite headwinds in several end markets, our total sales grew by 3% in 2015, to $144.6 million from $140.8 million in 2014.  Sales from new products grew by 9%.  Net income, however, decreased by 25% to $5.7 million from $7.7 million in 2014.  Earnings per share fell by the same percentage, to $0.92 from $1.23.  The decline in profitability was due to one-time expenses related to our 2015 annual meeting of shareholders as well as to lower capacity utilization in our Metal Products segment.  Return on invested capital1 declined to 6.6%% percent in 2015 from 8.7% percent in 2014, primarily because of the decline in earnings and a 4%increase in working capital.  We paid regular quarterly dividends of $0.44 per share in 2015 plus an additional $0.01 per share redemption fee related to the termination of the 2008 Shareholder Rights Agreement.

In March 2015, our new composite panel facility in North Carolina made its initial shipments of lightweight sleeper cabs for the Class 8 truck market.  We hired a new leader for this location and anticipate that our investment in the North Carolina facility will open new opportunities for its products.  Eastern now has four panel-making facilities in North America.

Also in 2015, we completed the integration of Argo Transdata, which we acquired in December 2014.  An assembler of printed circuit boards, Argo contributed $4.9 in incremental sales during 2015. In December, the prior owner and leader of Argo retired. We hired a new leader with the expertise and relevant experience to help grow the business.

The mining industry continues to be affected by lower natural gas prices, excess coal inventories and stricter EPA regulations. As a result, sales in our Metal Products segment declined throughout 2015.  Our largest customer in the U.S. mining industry serves a significant portion of the coal mining market in the Eastern (i.e., Appalachian) region.  Of all U.S. mining regions, this one has seen the sharpest drop in its production because of its higher mining costs, which have made it difficult for the region to compete with natural gas and even coal mined in other areas of the U.S.  Growth in our sales to other U.S. mining regions and to the Canadian mining market partially offset the drop in our sales to the Eastern region.  In addition, our introduction of new products (including a shell and a small hole flange nut) helped offset some of the overall decrease in our sales of mining products.

At the Company’s annual shareholders meeting on May 20, 2015, shareholders elected James Mitarotonda and Michael McManus Jr. to the Company’s Board.  The Board quickly began to make positive changes: It terminated the Company’s “poison pill” shareholder rights agreement, and also took steps to declassify the Board   and adopt a majority-vote standard for the election of directors.  At the end of the year, the Board named James Mitarotonda as its Chairman and appointed August (Gus) Vlak to serve as President and Chief Executive Officer of the Company, effective January 1, 2016.

The Board has proposed adding a new independent director, nominating Fred DiSanto for election at the 2016 annual meeting.  Mr. DiSanto is the Chairman and Chief Executive Officer of The Ancora Group, a registered investment advisor.  He is currently on the boards of Axia NetMedia Corporation and LNB Bancorp Inc.  Mr. DiSanto was recommended to the Board by GAMCO Investors, Inc., the Company’s largest shareholder.

A New Chapter
Looking ahead, we are focusing on accelerating value creation and growth.  We are developing a plan for optimizing our diverse portfolio of businesses and for improving our capital allocation.

Our plan seeks to take advantage of our engineering capabilities, enduring brands and strong position in selected markets by pursuing new end markets and finding more ways to go to market.  We are also taking advantage of our combined strengths by increasing collaboration between our businesses.

We are simultaneously exploring merger and acquisition opportunities, including complementary acquisitions that further strengthen our high-return, high-potential businesses which can benefit from greater scale.  We have developed a disciplined approach for identifying potential acquisition targets and for evaluating the strategic benefits and return on capital of potential transactions.

Finally, we are improving our allocation and management of capital in order to increase our return on invested capital.  We have introduced new capital investment guidelines and have increased our emphasis on working capital.

Our plan relies on the hard work of everyone at Eastern, and we are thankful for the talent and unwavering commitment of our associates, senior operating executives and directors.

Looking ahead to the rest of 2016, we anticipate that increasingly challenging economic conditions in many of our end markets will likely further affect the performance of some of our businesses.  As a result, we believe that it is more important than ever to implement our plan for the future.  We look forward to reporting to you on our progress as we write the next chapter in the history of The Eastern Company.

Yours sincerely,

/s/August M. Vlak
August M. Vlak
President and Chief Executive Officer

/s/James A. Mitarotonda
James A. Mitarotonda
Chairman of the Board

[1] We define return on invested capital as tax adjusted EBIT / [Fixed assets + intangible assets + current assets – current liabilities – cash]